Exhibit 99.2

Report of Independent Auditors

To the Board of Directors of

Rockwater Energy Solutions, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Rockwater Energy Solutions, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 25, 2017

Rockwater Energy Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except for Number of Shares)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$142	$252
Accounts receivable trade, net of allowance for doubtful accounts of $5,552 and $11,738 at December 31, 2016 and 2015, respectively	62,862	72,399
Inventories	23,899	31,824
Prepaid expenses and other current assets	5,244	3,974
Income taxes receivable	3,904	9,741
Total current assets	96,051	118,190
Property, plant, and equipment, net of accumulated depreciation	147,551	181,098
Other assets:
Goodwill	209,653	207,977
Intangibles, net of accumulated amortization	23,134	31,242
Other long-term assets	327	1,279
Total other assets	233,114	240,498
Total assets	$476,716	$539,786
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$22,110	$16,680
Overdraft payable	95	827
Accrued liabilities and other current liabilities	24,057	27,934
Current portion of long-term debt	10,175	500
Current portion of capital leases	2,028	200
Income taxes payable	—	—
Total current liabilities	58,465	46,141
Long-term debt	100,381	114,319
Capital lease obligations	3,172	54
Deferred income taxes, net	19,758	17,936
Other long-term liabilities	1,933	2,259
Total liabilities	183,709	180,709
Commitments and contingencies (Note 9)
Shareholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized, 30,191,890 shares and 28,669,148 shares issued and outstanding at December 31, 2016 and 2015, respectively(1)	302	287
Additional paid-in capital(1)	233,315	222,037
Retained earnings	86,546	166,424
Accumulated other comprehensive loss	(27,156)	(29,671)
Total shareholders’ equity	293,007	359,077
Total liabilities and shareholders’ equity	$476,716	$539,786

(1)         Amounts have been retroactively recast to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

The accompanying notes are an integral part of these consolidated financial statements

Rockwater Energy Solutions, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, Except for Number of Shares and per share data)

	Year Ended December 31,
	2016	2015
Revenue
Water solutions services	$224,173	$369,976
Completion & specialty chemicals products	76,905	124,160
Total Revenue	301,078	494,136
Costs of sales
Water solutions services	204,912	286,129
Completion & specialty chemicals products	72,276	149,626
Depreciation and amortization	43,880	51,523
Total costs of sales	321,068	487,278
Gross profit (loss)	(19,990)	6,858
Operating expenses:
Selling, general, and administrative expenses	37,341	71,656
Depreciation and amortization	8,106	9,658
Impairments of long-lived and intangible assets	1,008	3,615
Restructuring charges	8,169	5,638
Gain on disposal of property and equipment	(1,882)	(838)
Total operating expenses	52,742	89,729
Loss from operations	(72,732)	(82,871)
Other income (expense):
Interest expense	(7,977)	(10,413)
Foreign currency gains (losses)	301	(3,349)
Other income, net	623	1,082
Total other expense	(7,053)	(12,680)
Loss from operations before provision for (benefit from) income taxes	(79,785)	(95,551)
Provision for (benefit from) income taxes	93	(24,011)
Net loss	(79,878)	(71,540)
Other comprehensive loss:
Foreign currency translation adjustment, net of tax of zero	2,515	(16,454)
Total comprehensive loss	$(77,363)	$(87,994)
Weighted Average Shares Outstanding(1):
Basic	28,911,914	28,247,482
Diluted	28,911,914	28,247,482
Net Loss per Share(1):
Basic	$(2.76)	$(2.53)
Diluted	$(2.76)	$(2.53)

(1)         Share and per share amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

The accompanying notes are an integral part of these consolidated financial statements

Rockwater Energy Solutions, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(In Thousands, Except for Number of Shares)

					Accumulated
			Additional		Other	Total
	Class A Common Stock		Paid-In	Retained	Comprehensive	Shareholders’
	Shares(1)	Amount(1)	Capital(1)	Earnings	Income (Loss)	Equity
Balance at January 1, 2015	28,558,610	286	219,395	237,964	(13,217)	444,428
Net loss	—	—	—	(71,540)	—	(71,540)
Share-based compensation	113,330	1	2,175	—	—	2,176
Issuance of common stock	50,398	—	671	—	—	671
Repurchase of common stock	(17,645)	—	(157)	—	—	(157)
Restricted shares forfeited	(35,545)	—	—	—	—	—
Excess tax provision	—	—	(47)	—	—	(47)
Foreign currency translation adjustment	—	—	—	—	(16,454)	(16,454)
Balance at December 31, 2015	28,669,148	$287	$222,037	$166,424	$(29,671)	$359,077
Net loss	—	—	—	(79,878)	—	(79,878)
Share-based compensation	—	—	2,269	—	—	2,269
Issuance of common stock	1,659,924	17	9,844	—	—	9,861
Repurchase of common stock	(137,182)	(2)	(835)	—	—	(837)
Foreign currency translation adjustment	—	—	—	—	2,515	2,515
Balance at December 31, 2016	30,191,890	$302	$233,315	$86,546	$(27,156)	$293,007

(1)         Amounts have been retroactively recast to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

The accompanying notes are an integral part of these consolidated financial statements

Rockwater Energy Solutions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2016	2015
Operating activities
Net loss	$(79,878)	$(71,540)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	2,269	2,176
Depreciation and amortization	51,986	61,181
Provision for doubtful accounts	1,142	6,793
Net gain on disposal of fixed assets	(1,882)	(838)
Deferred income tax (benefit) provision	1,699	(16,204)
Loss on abandonment of facilities	591	—
Amortization of deferred financing costs	883	3,877
Lower of cost or market adjustment on inventory	491	5,670
Reserve for obsolete inventory	569	4,227
Impairment of fixed assets and other intangible assets	1,008	3,615
Fair value adjustment related to contingent consideration	(477)	(760)
Foreign currency (gains) losses	(301)	3,349
Other	(292)	(89)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable—trade	8,663	138,704
Prepaid expenses and other current assets	(389)	4,461
Inventories	8,914	31,720
Accounts payable	5,596	(20,860)
Accrued liabilities	(1,925)	(15,000)
Income taxes	5,926	(3,847)
Net cash provided by operating activities	4,593	136,635
Investing activities
Capital expenditures for property and equipment	(7,292)	(10,563)
Insurance proceeds	462	393
Proceeds from sale of property and equipment	832	4,059
Net cash used in investing activities	(5,998)	(6,111)
Financing activities
Borrowings on Rockwater revolving credit facility	$15,220	$21,200
Repayments on Rockwater revolving credit facility	(19,099)	(141,601)
Repayment of long-term debt	(501)	(2,500)
Overdraft payable	(733)	(3,194)
Payments of capital lease obligations	(917)	(167)
Payments of deferred financing costs	(136)	(4,033)
Proceeds from share issuance	8,150	—
Share repurchases	(602)	(94)
Excess tax provisions from share-based compensation	—	(47)
Net cash provided (used in) by financing activities	1,382	(130,436)
Effect of exchange rate changes on cash and cash equivalents	(87)	(352)
Net decrease in cash and cash equivalents	(110)	(264)
Cash and cash equivalents—beginning of year	252	516
Cash and cash equivalents—end of year
	$142	$252
Supplemental cash flow disclosures
Interest paid	$7,216	$6,389
Income tax refunds received, net of taxes paid	5,945	3,844
Noncash investing and financing activities
Equipment financed through capital lease	$6,022	$—
Noncash asset exchanges	1,486	—
Noncash capital expenditures	113	271
Noncash proceeds from the sale of equipment	550	—
Issuance of common stock	1,711	671
Repurchase of common stock	(235)	(63)

The accompanying notes are an integral part of these consolidated financial statements

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2016

1. Nature of Operations and Combination

Rockwater Energy Solutions, Inc., a Delaware corporation (“Rockwater” or the “Company”), is a fluids and environmental solutions provider offering customized products and services for the water, stimulation, fracturing, fluids, and production needs of customers throughout the U.S. and western Canada. The Company is owned primarily by two private equity funds with the same sponsor, with the remainder owned by certain current and former employees of the Company and former owners of the Acquired Companies (as defined below) and other companies subsequently acquired by Rockwater.

On June 1, 2011, the Company completed the combination (“Combination”) of Benchmark Performance Group, Inc. (“Benchmark”), EnerMAX Services Limited Partnership (“EnerMAX”), Red Oak Water Transfer, Inc. (“Red Oak”), and Reef Services Holdings, Inc. (“Reef”) (collectively, the “Acquired Companies”), pursuant to which the shareholders of the Acquired Companies exchanged all of their common stock in the Acquired Companies for common stock of Rockwater.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Rockwater and its majority-owned subsidiaries and are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated upon consolidation.

Segment Reporting

The Company operates in two operating and reportable segments. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company’s chief operating decision maker assesses performance based on Adjusted EBITDA and allocates resources on the basis of the two reportable segments, Water Management and Completion & Specialty Chemicals.

Reclassifications and Changes in Presentation

On February 15, 2017, the company adopted an amended and restated certificate of incorporation in order to, among other things, effect an approximate 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock. As a result of the stock split, every 1 share of issued and outstanding common stock was combined into 9.3415 issued and outstanding shares of Class A common stock, without any change in the par value per share. The stock split increased the number of shares of common stock outstanding from approximately 3.2 million shares to 30.2 million shares at February 15, 2017. The number of authorized shares of common stock was also increased from 6.0 million shares to 250.0 million shares. All share and per share data included in this report has been retroactively recast

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

to reflect the stock split. Since the par value of the common stock remained at $0.01 per share, the recorded value for common stock has been retroactively recast to reflect the par value of total Class A common stock outstanding shares with a corresponding decrease to paid-in capital. See Note 16.

Reclassifications

Certain reclassifications have been made to the Company’s prior period consolidated financial information in order to conform to the current year presentation. These presentation changes did not impact our consolidated net income, total current assets, total assets or total stockholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ significantly from those estimates.

Revenue Recognition

Revenue is recognized when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery of the product has occurred or services have been rendered, (c) the price of the product or service is fixed or determinable, and (d) collectability is reasonably assured. Deposits and other funds received in advance of delivery, if any, are deferred until all revenue recognition criteria is complete. The Company reports all sales net of tax assessed by qualifying governmental authorities.

Our product sales and job-site services are performed under non-binding service agreements which set the general terms and conditions of our providing services or delivering products to our customers. Service agreements generally do not authorize the performance of specific services or provide for guaranteed quantities or amounts. Service agreements generally do not provide for performance-, cancellation-, termination-, or refund-type provisions.

Our Water Management segment services are generally sold under sales and service agreements based upon work orders or field tickets that do not include right of return provisions or other significant post-delivery obligations. Services are contracted through work orders or field tickets which stipulate the project, specific services to be provided and the expected dates for the performance of those services. The rates for our services are fixed and determinable and are established in the service agreement or in separate price lists based on standalone selling prices. Rates for services are typically priced on a per day, per meter, per man-hour, or similar basis. Service revenue is recognized when the services are rendered and collectability is reasonably assured.

Our Completion and Specialty Chemicals products are generally sold under sales agreements based upon purchase orders or contracts with our customers that do not include right of return provisions or other significant post-delivery obligations. Our products are produced in a standard manufacturing operation, even if produced to our customer’s specifications. The prices of products are fixed and determinable and are established in price lists or customer purchases orders. We recognize revenue

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

from product sales when title passes to the customer, the customer assumes risks and rewards of ownership, collectability is reasonably assured, and delivery occurs as directed by our customer.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash is defined as cash on hand, amounts due from depository institutions, and interest-bearing deposits in other banks. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company records accounts receivable at the net realizable value when the product or service is delivered to the customer. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. A provision for doubtful accounts is recorded when it becomes probable, in management’s judgment, that the customer will not make the required payments. At December 31, 2016 and 2015, the allowance for doubtful accounts totaled $5.6 million and $11.7 million, respectively. Bad debt expense was $1.1 million and $6.8 million for the years ended December 31, 2016 and 2015, respectively, and is recognized in selling, general, and administrative expenses on the accompanying consolidated statements of operations and comprehensive loss. If the Company exhausts all reasonable collection efforts and determines that the balance will not be collected, management will write-off the accounts receivable and the associated provision for doubtful accounts.

Inventories

Inventories, which are comprised of chemicals and materials available for resale and parts and consumables used in operations, are valued at the lower of cost and net realizable value, with cost determined under the weighted-average method and market defined as the net realizable value. The significant components of inventory are as follows (in thousands):

	December 31,
	2016	2015
Raw materials	$12,268	$12,245
Finished goods	19,092	23,242
Other	1,745	4,974
	33,105	40,461
Inventory reserve	(9,206)	(8,637)
	$23,899	$31,824

During the years ended December 31, 2016 and 2015, the Company incurred charges of $0.5 million and $5.7 million, respectively, to state inventory at the lower of cost or market value, which were recognized within cost of sales on the accompanying consolidated statements of operations and

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

comprehensive loss. These charges were due to the identifiable market prices of certain guar inventories, which fell below the Company’s cost of the product.

During the years ended December 31, 2016 and 2015, the Company recorded charges to the reserve for excess and obsolete inventory in the amount of $0.6 million and $4.2 million, respectively, which was recognized within cost of sales on the accompanying consolidated statements of operations and comprehensive loss. The reserve for excess and obsolete inventories is determined based on the Company’s historical usage of inventory on hand, as well as future expectations, and the amount necessary to reduce the cost of the inventory to its estimated net realizable value.

Property, Plant, and Equipment, Net

Property, plant, and equipment are recorded at historical cost. Ordinary maintenance and repairs are charged to expense, while expenditures that extend the physical or economic life of the assets are capitalized. Depreciation is provided using the straight-line method over the estimated economic service lives of the assets.

When assets are retired or otherwise disposed of, the cost and the accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the results of operations in the respective period.

We test for possible impairment of property, plant, and equipment whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. If indicators exist, we compare the estimated undiscounted future cash flows related to the assets to the carrying amount of those assets. If the carrying value is greater than the estimated undiscounted future cash flows, the cost basis of the asset is reduced to reflect the current fair value.

We use various assumptions in determining the current fair value of these assets, including comparable sales reflective of market value, determined replacement cost, or future expected cash flows and discount rates, as well as future salvage values and other fair value measures. The Company’s impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

Goodwill and Intangibles

Goodwill results from business combinations and represents the excess of the acquisition price paid over the fair value of the net assets acquired. The Company accounts for goodwill in accordance with Accounting Standards Codification (ASC) 350, Intangibles—Goodwill and Other. The Company performs an annual test for impairment each fiscal year and more frequently if an event or circumstance indicates the carrying value of the reporting unit may exceed the fair value. The Company performs its required annual impairment test using a discounted cash flow analysis supported by comparative market multiples to determine the fair value of each reporting unit compared with its book value. When possible impairment is indicated, the Company values the implied goodwill to compare it with the

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

carrying amount of goodwill. If the carrying amount of goodwill exceeds its implied fair value, an impairment charge is recorded.

The Company completed its annual impairment test using an assessment date of November 1, 2016. The Company uses significant estimates and assumptions while determining the fair value of each reporting unit. Such estimates and assumptions applied by the Company include revenue growth rates, operating margins, weighted-average costs of capital, market multiples, and future market conditions, among others (level 3 inputs). We compare our assumptions with observable information related to companies with similar operations to the Company’s reporting units. The assumptions used in estimating fair values and performing the goodwill impairment test are inherently uncertain and require management’s judgment. In 2016 and 2015, no goodwill impairment losses were recorded as the estimated fair value of each reporting unit exceeded its carrying value.

We test for possible impairment of intangible assets whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. If indicators exist, we compare the estimated undiscounted future cash flows related to the assets to the carrying amount of those assets. If the carrying value is greater than the estimated undiscounted future cash flows, the cost basis of the asset is reduced to reflect the current fair value.

Our intangible assets include patents, customer relationships, intellectual property and non-compete agreements, and are subject to amortization. The Company evaluates the remaining useful life in each reporting period to determine whether events and circumstances warrant a revision of the remaining period of amortization. If the estimate of an intangible asset’s remaining life is changed, the remaining carrying amount of such asset is amortized over that revised remaining useful life.

Foreign Currency

The Company’s functional currency is the U.S. dollar. The Company has a Canadian subsidiary that has designated the Canadian dollar as its functional currency. Assets and liabilities are translated at period-end exchange rates, while revenue and expenses are translated at average rates for the period. The Company follows a practice of settling its intercompany loans; accordingly, the related translation gains and losses are recognized within foreign currency gains (losses) on the accompanying consolidated statements of operations and comprehensive loss. Translation adjustments for the asset and liability accounts are included as a separate component of accumulated other comprehensive loss in shareholders’ equity.

Currency transaction gains and losses are recorded on a net basis in other income and expense, net, in the accompanying consolidated statements of operations and comprehensive loss. During the years ended December 31, 2016 and 2015, the Company reported net foreign currency gain of $0.3 million and a loss of $3.3 million, respectively.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon temporary differences between the

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

carrying amounts and tax bases of the Company’s assets and liabilities at the balance sheet date, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period in which the change occurs. The Company records a valuation allowance in each reporting period when management believes that it is more likely than not that any deferred tax asset created will not be realized.

The accounting guidance for income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. If a tax position meets the “more likely than not” recognition criteria, the accounting guidance requires the tax position to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

Shipping and Handling Fees and Costs

The Company includes shipping and handling cost in cost of sales on the consolidated statements of operations and comprehensive loss.

Share-Based Compensation

The Company accounts for the cost of share-based compensation based on the fair value at the grant date by utilizing a Black-Scholes option-pricing model. At this time, there is no public market for the Company’s equity. Therefore, the Company considers the historic volatility of publicly traded peer companies when determining the volatility factor. The Company recognizes the cost of share-based compensation on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. Forfeitures are estimated at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The forfeiture rate is based on historical experience.

The assumptions used in the Black-Scholes method to estimate the fair value of the options granted in 2016 and 2015 are as follows:

	2016	2015
Weighted-average fair value(1)	$2.10	$2.35
Assumptions:
Expected life (in years)	6 - 6.25	6 - 6.25
Volatility	28.22% - 29.11%	27.95% - 29.26%
Dividend yield	—%	—%
Risk-free interest rate	1.60% - 2.08%	1.74% - 1.84%

(1)         Amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk include trade accounts receivable. Trade accounts receivable consist of receivables from a large customer base. The Company primarily sells its products and services to customers in the oil and gas industry. While current energy prices are important contributors to positive cash flow for our customers, expectations about future prices and price volatility are generally more important for determining future spending levels. However, any prolonged increase or decrease in oil and natural gas prices affects the levels of exploration, development and production activity as well as the entire health of the oil and natural gas industry, and can therefore negatively impact spending by our customers.

The Company had one individual customer in the Completion & Specialty Chemicals segment accounting for more than 10% of its revenue in 2016. This customer represented 11% of the Company’s total sales for the year ended December 31, 2016. The Company did not have a customer accounting for more than 10% of its revenue in 2015.

Fair Value Measurements

The Company has adopted the authoritative guidance as it relates to financial and nonfinancial assets and liabilities that are measured at fair value on a recurring basis as well as the guidance for fair value measurements as they relate to nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis. The carrying amounts for financial instruments classified as current assets and current liabilities approximate fair value, due to the short maturity of such instruments. The book value of the Company’s long-term debt approximates fair value because interest rates charged are similar to other financial instruments with similar terms and maturities. See Note 3.

Recent Accounting Pronouncements

In January 2017, Financial Accounting Standards Board (the FASB) issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business. The objective of the guidance is to help companies and other organizations which have acquired or sold a business to evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The requirements in this update are effective during annual periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted under certain circumstances. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. To simplify the subsequent measure of goodwill, the amendments in this ASU eliminate Step two from the goodwill impairment test. An entity will no longer be required to calculate the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if the reporting unit had been acquired in a business combination to determine the impairment of goodwill. The amendments in this ASU will now require goodwill impairment to be measured by the amount by which the carrying value of the reporting unit exceeds its fair value. The guidance in this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Upon adoption, an entity shall apply the

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

guidance in this ASU prospectively with early adoption permitted for annual goodwill tests performed after January 1, 2017. We do not anticipate the adoption of this ASU to have a material impact on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern. Currently, there is no guidance in effect under accounting principles generally accepted in the United States of America regarding management’s responsibility to assess whether there is substantial doubt about an entity’s ability to continue as a going concern. Under ASU No. 2014-15, we will be required to assess our ability to continue as a going concern each interim and annual reporting period and provide certain disclosures if there is substantial doubt about our ability to continue as a going concern, including management’s plan to alleviate the substantial doubt. ASU No. 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, with early adoption permitted. The adoption of this update did not have a material impact on the company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments which is effective for the Company for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The amendments in this update are intended to clarify cash flow treatment of eight specific cash flow issues with the objective of reducing diversity in practice. Early adoption is permitted, including adoption in an interim period. An entity that elects early adoption must adopt all of the amendments in the same period. These are clarifications of diversity in disclosures practices, and will not have a material effect on Rockwater’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606): Section A—Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs—Contracts with Customers (Subtopic 340-40), which will supersede most of the existing revenue recognition requirements in U.S. GAAP. Under this guidance, an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. This guidance also requires more detailed disclosures to enable users of the financial statements to understand the nature, amount, timing, and uncertainty, if any, of revenue and cash flows arising from contracts with customers. In August 2015, the FASB voted to defer the effective date to annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018, and must be adopted using either a full retrospective method or a modified retrospective method. This guidance was updated in April and May of 2016, when the FASB issued ASU 2016-10 and 2016-12, respectively—Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing and Narrow-Scope Improvements and Practical Expedients. Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Company is in the process of determining if this pronouncement will have a material impact on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The purpose of this update to is to simplify overly complex areas of GAAP, while maintaining or improving the usefulness of the information. The areas for simplification in this update involve several aspects of the accounting for share-based payment

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This update is effective for the Company in annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Company is in the process of determining if this pronouncement will have a material impact on its consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize all leases, including operating leases, on the balance sheet as a lease asset or lease liability, unless the lease is a short-term lease. The new guidance will also require significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. The requirements in this update are effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted and a number of optional practical expedients may be elected to simplify the impact of adoption. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective transition approach. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

In August 2015, the FASB issued ASU No. 2015-15, Interest—Imputation of Interest (Topic 835): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which states that since ASU No. 2015-03, Interest—Imputation of Interest (Topic 835): Simplifying the Presentation of Debt Issuance Costs does not address line-of-credit arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the arrangement. Under guidance ASU No. 2015-03, debt issuance costs associated with non-revolving debt are presented as a reduction to the debt principal balance. The requirements in this update are effective during annual periods beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. The debt issuance costs on the Company’s consolidated financial statements are related solely to a line-of-credit arrangement. The Company currently reports debt issuance costs as an asset, therefore, the adoption of these updates did not have an impact on the Company’s consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which provides that an entity that measures inventory by using first-in, first-out or average cost should measure inventory at the lower of cost and net realizable value, rather than at the lower of cost or market. Net realizable value is the estimated selling prices of such inventory in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The requirements in this update are effective during annual periods beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments in this Update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The adoption of this update did not have a material impact on the Company’s consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period, to provide guidance on the accounting for share-

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The requirements in this update became effective during interim and annual periods beginning after December 15, 2015. The adoption of this update did not have a material impact on the Company’s consolidated financial statements.

3. Fair Value Measurements

The Company follows the framework for measuring fair value under U.S. GAAP. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Hierarchical levels, as defined in this guidance, directly relate to the amount of subjectivity associated with the inputs to fair valuations of the Company’s assets and liabilities, as follows:

•                  Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•                  Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates), and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•                  Level 3—Inputs that are both significant to the fair value measurement and unobservable. Unobservable inputs reflect the Company’s judgment about assumptions market participants would use in pricing the asset or liability.

The Company incurred a contingent consideration obligation in relation to the Neohydro Corp. (Neohydro) acquisition in 2014. Changes in the fair value of the contingent consideration obligation may result from changes in the terms of the contingent payments, discount periods and rates; the timing and amount of earnings before interest, taxes, depreciation, and amortization (EBITDA) estimates; and probability assumptions with respect to the timing and likelihood of achieving a positive EBITDA for the period from July 1, 2014 through December 31, 2018. It is reasonably possible that the estimate of the contingent liability could change in the near term, based upon a failure to achieve a positive EBITDA or other payment conditions. At each reporting date, we are required to revalue the contingent consideration obligation to the estimated fair value and recognize changes in fair value within selling, general, and administrative expense in the accompanying consolidated statements of operations and comprehensive loss. See Note 9.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

3. Fair Value Measurements (Continued)

The Company had the following liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015 (in thousands):

	Level 1	Level 2	Level 3	Total
2016
Contingent consideration	$—	$—	$259	$259

	Level 1	Level 2	Level 3	Total
2015
Contingent consideration	$—	$—	$705	$705

The following table summarizes the activity of the contingent consideration utilizing Level 3 fair value measurements (in thousands):

	2016	2015
Fair value at January 1	$705	$1,615
Acquisitions	—	—
Settlements and other	31	(150)
Changes in fair value	(477)	(760)
Fair value at December 31	$259	$705

At December 31, 2016, the carrying value of the Company’s debt under its revolving credit facility was $100.4 million. The debt incurs interest at a variable interest rate and, therefore, the carrying amount approximates fair value. The fair value of the debt is classified as a Level 2 measurement because interest rates charged are similar to other financial instruments with similar terms and maturities.

The fair value of the Company’s other debt is reported in Note 8.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

4. Property, Plant, and Equipment, net of Accumulated Depreciation

Major classifications of property, plant, and equipment and their respective estimated useful lives are as follows (in thousands):

	Estimated	December 31,
	Useful Lives	2016	2015
Land	Indefinite	$13,140	$13,139
Buildings and leasehold improvements	1 - 39 years	30,052	32,008
Computers and office equipment	3 - 7 years	13,446	13,574
Completion & Specialty Chemicals—machinery and equipment	5 - 12 years	22,461	26,117
Water management—machinery and equipment	3 - 15 years	202,242	209,347
Automobiles, trucks, and trailers	4 - 7 years	151,650	147,179
		432,991	441,364
Less accumulated depreciation		(287,228)	(261,289)
		145,763	180,075
Construction in progress		1,788	1,023
Property, plant, and equipment, net		$147,551	$181,098

For the years ended December 31, 2016 and 2015 depreciation expense was $43.9 million and $51.5 million, respectively.

During 2016, the Company reviewed certain fluids logistics machinery and equipment used in its Water Management segment operations in Canada. Based on this evaluation, the Company determined that long-lived assets with a carrying value of $1.3 million were no longer recoverable and were written down to their estimated fair value, less estimated costs to sell, of $0.3 million.

During 2015, the Company shut down its flowback operations of the Water Management segment in Canada due to under performance. Due to the condition and type of equipment used in the Water Management segment in Canada, the Company determined that long-lived assets with a carrying value of $2.0 million were no longer recoverable and were written down to their estimated fair value, less estimated costs to sell, of $0.1 million. Fair value was based on expected cash flows using Level 3 inputs under ASC 820. The cash flows are those expected to be generated by market participants on a discounted basis.

Rockwater is obligated under various capital leases for certain vehicles and equipment that expire at various dates during the next five years. The gross amount of equipment and related accumulated

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

4. Property, Plant, and Equipment, net of Accumulated Depreciation (Continued)

depreciation recorded under capital leases and included above consisted of the following (in thousands):

	Estimated Useful	December 31,
	Lives	2016	2015
Equipment	5 - 12 years	$716	$843
Automobiles, trucks, and trailers	4 - 7 years	5,306	—
		6,022	843
Less accumulated depreciation		(890)	(667)
		$5,132	$176

Depreciation of assets held under capital lease for the years ended December 31, 2016 and 2015 was $0.9 million and $0.1 million, respectively, and is included in depreciation and amortization expense in the accompanying consolidated statements of operations and comprehensive loss.

5. Goodwill and Intangible Assets

Goodwill

The changes in the amount of goodwill from January 1, 2015 to December 31, 2016, are as follows (in thousands):

	Water Management	Completion & Specialty Chemical	Total
Goodwill balance as of January 1, 2015	$196,242	$22,222	$218,464
Acquisitions	—	—	—
Disposition due to sale	—	—	—
Impact of foreign currency translation	(10,487)	—	(10,487)
Goodwill balance as of December 31, 2015	$185,755	$22,222	207,977
Acquisitions	—	—	—
Disposition due to sale	—	—	—
Impact of foreign currency translation	1,676	—	1,676
Goodwill balance as of December 31, 2016	$187,431	$22,222	209,653

As of December 31, 2016, the Company had no cumulative impairment charges.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

5. Goodwill and Intangible Assets (Continued)

Intangible Assets

At December 31, 2016 and 2015, intangible assets consisted of the following:

	December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Amortizable Intangibles	Amortization Period
	(in thousands)			(In Years)
Customer relationships	$86,906	$(69,109)	$17,797	5 - 10
Patents and technology	2,340	(874)	1,466	15 - 18
Intellectual property	8,355	(4,484)	3,871	15 - 20
	$97,601	$(74,467)	$23,134

	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Amortizable Intangibles	Amortization Period
	(in thousands)			(In Years)
Customer relationships	$86,906	$(61,811)	$25,095	5 - 10
Patents and technology	2,340	(736)	1,604	15 - 18
Non-compete agreements	1,869	(1,844)	25	5
Intellectual property	8,355	(3,837)	4,518	15 - 20
	$99,470	$(68,228)	$31,242

During 2015, the Company evaluated certain of its customer relationships due to the shutdown of its flowback operations of the Water Management segment in Canada. Based on an assessment of the value of the customer relationships using a discounted cash flow analysis, the Company recorded an impairment charge of $1.4 million, which is recognized in impairments of long-lived and intangible assets on the accompanying consolidated statements of operations and comprehensive loss.

Amortization expense was $8.1 million and $9.7 million for the years ended December 31, 2016 and 2015 respectively. The estimated amortization expense for the next five years and thereafter is as follows (in thousands):

Year ending December 31:
2017	$7,347
2018	5,085
2019	3,339
2020	3,309
2021	524
Thereafter	3,530
$23,134

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

6. Accrued Liabilities and Other Current Liabilities

Accrued liabilities and other current liabilities consist of the following (in thousands):

	December 31, 2016	December 31, 2015
Accrued accounts payables	$9,985	$11,316
Wages, benefits and taxes	6,207	10,980
Restructuring costs	3,338	1,495
Property taxes payable	1,881	1,798
Other	2,646	2,345
	$24,057	$27,934

7. Income Taxes

The jurisdictional components of loss from operations before income taxes consist of the following (in thousands):

	Year Ended December 31,
	2016	2015
U.S.	$(67,122)	$(84,806)
Foreign	(12,663)	(10,745)
Total	$(79,785)	$(95,551)

The provision for (benefit from) income taxes consists of the following (in thousands):

	Year Ended December 31,
	2016	2015
Current provision (benefit):
U.S. federal	$(9)	$(6,110)
U.S. state	39	(70)
Foreign	(1,636)	(1,599)
Total current benefit	(1,606)	(7,779)
Deferred provision benefit:
U.S. federal	3,007	(15,119)
U.S. state	—	(860)
Foreign	(1,308)	(225)
Total deferred provision (benefit)	1,699	(16,204)
U.S. federal and state uncertain tax position	—	(28)
Provision for (benefit from) income taxes	$93	$(24,011)

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

7. Income Taxes (Continued)

The following table reconciles the statutory tax rates to the Company’s actual tax rate:

	Year Ended December 31,
	2016	2015
U.S. federal statutory rate	35.0%	35.0%
Tax at rates other than U.S. statutory rate	(1.3)	(1.0)
U.S. state income taxes, net of federal benefit	0.3	1.6
Nondeductible expenses	(0.4)	(0.2)
Changes in valuation allowance	(33.2)	(7.0)
Deferred taxes on foreign earnings	—	(3.6)
Return to accrual	(0.2)	0.6
Net operating loss carryback	—	(0.5)
Other	(0.3)	0.2
Effective income tax rate	(0.1)%	25.1%

The Company’s deferred tax assets and liabilities consist of the following(in thousands):

	December 31,
	2016	2015
Deferred tax assets, net—short term	$—	$—
Deferred tax liabilities, net—long-term	(19,758)	(17,936)
Total	$(19,758)	$(17,936)

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

7. Income Taxes (Continued)

	December 31,
	2016	2015
Deferred tax assets:
Stock compensation	$4,105	$4,107
Allowance for doubtful accounts	1,921	4,022
Inventory	4,007	3,933
Accruals	3,209	4,008
Net operating losses	43,267	21,672
Other	938	2,277
Total gross deferred tax assets	57,447	40,019
Valuation allowance	(32,714)	(7,104)
Total gross deferred tax assets	24,733	32,915
Deferred tax liabilities:
Depreciation on property, plant, and equipment	(24,969)	(31,633)
Amortization of goodwill and other intangibles	(17,416)	(15,663)
Foreign income inclusion	(2,106)	(3,555)
Other	—	—
Total gross deferred tax liabilities	(44,491)	(50,851)
Net deferred tax liabilities	$(19,758)	$(17,936)

As of December 31, 2016 various subsidiaries have federal, state and foreign net operating loss carryforwards taken together of $192 million with expiration dates through 2036. In addition, at December 31, 2016, the Company had approximately $0.5 million of foreign tax credit carryforwards, which will expire in the year 2021.

Federal, state and foreign net operating loss carryforwards will expire as follows:

	Federal	State	Foreign	Total
	(in thousands)
2017 - 2021	$—	$35	$—	$35
2022 - 2026	—	590	—	590
2027 - 2031	353	863	—	1,216
Thereafter	109,005	77,664	3,405	190,074
Total	$109,358	$79,152	$3,405	$191,915

The Company assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of existing deferred tax assets. The evaluation considers, among various other items, the recent history of earnings, forecasted future earnings, carryback and carryforward periods, and tax planning strategies. Based on this evaluation, the Company has recorded a valuation allowance of $32.7 million against deferred tax assets, related to U.S. and Non-U.S. federal and local deferred tax assets. If or when recognized, the tax benefits related to any

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

7. Income Taxes (Continued)

reversal of the valuation allowance on the deferred tax assets as of December 31, 2016 will be recognized as a reduction to income tax expense.

The Company has a partial reinvestment on foreign earnings. Relevant U.S. taxes have been provided on the anticipated repatriation of foreign earnings of $6.0 million. As of December 31, 2016, the Company has not made a provision for U.S. taxes on approximately $22.9 million of foreign earnings that are permanently reinvested. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under other circumstances. It is not practical to estimate the amount of deferred tax liability related to those earnings in foreign subsidiaries which are permanently reinvested.

The following is a reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2016	2015
Unrecognized tax benefits at January 1	$—	$28
Gross (decreases) increase—prior period positions	—	(28)
Unrecognized tax benefits at December 31	$—	$—

The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense in the accompanying consolidated statements of operations and comprehensive income (loss). Accrued interest and penalties are included within the related tax liability in the accompanying consolidated balance sheets. Related to the unrecognized tax benefits noted above, the Company did not accrue for interest nor penalties in the years ended December 31, 2016 and 2015.

The Company is subject to federal and state taxation in the U.S. and Canada. As of December 31, 2016, the Company’s tax years for 2012 through 2015 are subject to examination by tax authorities in the U.S. and the tax years 2012 through 2015 are subject to examination by certain state tax authorities and tax authorities in Canada.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

8. Credit Facilities, Notes Payable, and Capital Lease Obligations

Credit facilities, notes payable, capital lease obligations and lines of credit consist of the following (in thousands):

	December 31,
	2016	2015
Senior secured credit facility	$100,381	$104,319
Capital lease obligations	5,200	254
Total due to unrelated third-parties	105,581	104,573
Due to former owners
Note payable to former owner of Neohydro, interest at 0.31%	—	500
Note payable to former owner of Benchmark, interest at 7%	10,175	10,000
Total due to former owners	10,175	10,500
Total long-term debt	115,756	115,073
Less current capital lease obligation	2,028	200
Less current portion of long-term debt	10,175	500
Long-term debt and capital lease obligations, net of current portion	$103,553	$114,373

On June 1, 2011, the Company entered into a senior secured credit facility with several financial institutions. Prior to being amended in March 2015 and December 2015, as noted below, the credit facility provided for a $555.0 million revolving credit facility that matured on June 1, 2016. The facility consisted of $440.0 million under the U.S. Tranche A Commitments, $100.0 million under the U.S. Tranche B Commitments, and $15.0 million under the Canadian Commitments

On March 9, 2015, the Company amended and restated its senior secured credit facility. Under the amendment, the U.S. Tranche A Commitments were reduced from $440.0 million to $335.0 million, the U.S. Tranche B Commitments were terminated, the Canadian Commitments remained at $15.0 million, and the maturity date was extended to March 9, 2019.

The Company evaluated the application of ASC 470-50, Debt Modification and Extinguishment, and ASC 470-60, Troubled Debt Restructuring, and concluded that the revised terms constituted a debt modification, rather than a debt extinguishment or a troubled debt restructuring. Due to the modification, the unamortized deferred costs for creditors that exited the credit facility, totaling approximately $0.4 million, were expensed as of the modification date, while the remaining unamortized deferred costs of approximately $1.2 million, fees paid to the creditors of approximately $2.9 million, and new third-party costs, primarily legal fees, of approximately $0.5 million were scheduled to be amortized through the maturity date.

On December 2, 2015, the Company further amended its senior secured credit facility. Under this amendment, the U.S. Commitments were reduced from $335.0 million to $172.5 million, the Canadian Commitments were reduced from $15.0 million to $7.5 million, and the maturity date was amended to April 30, 2018.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

8. Credit Facilities, Notes Payable, and Capital Lease Obligations (Continued)

The following financial ratios were also amended for covenant purposes:

•      Leverage ratio (as defined in the credit facility) of not more than 3.50 to 1.00 for the fiscal quarters beginning June 30, 2017

•      Interest coverage ratio (as defined in the credit facility) of 1.25 to 1.00 for the fiscal quarter ending June 30, 2016; 1.50 to 1.00 for the fiscal quarter ending September 30, 2016; 2.00 to 1.00 for the fiscal quarter ending December 31, 2016; 2.50 to 1.00 for the fiscal quarters ending March 31, 2017 and June 30, 2017: and 3.00 to 1.00 for each fiscal quarter ending after June 30, 2017

•      Total capital expenditures of not more than $12.0 million for 2015, $7.0 million for 2016, and for each year thereafter, 75% of the U.S. Borrower’s consolidated EBITDA for the immediate prior fiscal year

The Company concluded that the December 2015 revision constituted a debt modification, rather than a debt extinguishment or a troubled debt restructuring. Due to the modification, the unamortized deferred costs were written off in proportion to the decrease in the borrowing capacity; therefore, approximately $2.4 million was expensed as of the modification date. The remaining unamortized deferred costs of approximately $1.4 million, fees paid to the creditors of approximately $0.4 million, and new third-party costs, primarily legal fees, of approximately $0.3 million will be amortized through April 30, 2018.

Beginning in January 2016, the Company’s availability under the facility was subject to a “borrowing base” limitation, based on eligible assets, and an interest coverage test. Eligible assets included under the borrowing base are equipment, inventory, real property and receivables. The borrowing base is calculated as follows:

•      80% of eligible receivables; plus

•      50% of the value of eligible inventory, valued at the lower of cost or market value; plus

•      60% of the net book value of eligible equipment; plus

•      65% of the appraised value of real property; minus

•      A rent reserve

Beginning in 2016, until the Company delivered a quarterly financial report and a compliance certificate to the U.S. Administrative Agent for the quarter ending March 31, 2016, total outstandings (other than undrawn letters of credit) must be less than or equal to $140.0 million and total outstandings under each of the U.S. and Canadian facilities (other than undrawn letters of credit) must be less than or equal to the U.S. and Canadian borrowing bases, respectively. In periods after March 31, 2016, the Company’s availability differs depending on whether the interest coverage ratio as of the most recently ended fiscal quarter is less than or equal to 1.50 to 1.00. In periods in which the Company’s interest coverage ratio is less than or equal to 1.50 to 1.00, total outstanding (other than undrawn letters of credit) must be less than or equal to $150 million and each of the U.S. and Canadian facilities (not including undrawn letters of credit) must be less than or equal to the U.S. and Canadian borrowing bases, respectively. In periods in which the Company’s interest coverage ratio

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

8. Credit Facilities, Notes Payable, and Capital Lease Obligations (Continued)

exceeds 1.50 to 1.00, total outstandings (inclusive of letters of credit) must not exceed the lesser of the borrowing bases or the aggregate total commitments.

In conjunction with entering and amending the senior secured revolving credit facility, $0.9 million and $3.9 million of debt finance costs were amortized to interest expense for the years ended December 31, 2016 and 2015, respectively.

Effective August 9, 2016, the U.S. Commitments were reduced from $172.5 million to $167.2 million since the Company did not meet the minimum Interest Coverage Ratio threshold of 1.25 to 1.00 as required by the senior secured credit facility for the quarter ended June 30, 2016. Under the terms of the agreement, the Company’s majority owner was required to make an equity contribution, as determined by the credit agreement, of $5.3 million at which time the Company became compliant with the financial covenants of the credit agreement.

Availability under the credit facility, considering the covenants discussed above, was approximately $6.0 million at December 31, 2016. The Company was in compliance with the aforementioned financial covenants at December 31, 2016.

Amounts outstanding under the credit facility at December 31, 2016 and 2015 were $100.4 million and $104.3 million, respectively. Interest is payable monthly, on the date any Advance is paid in full and on the maturity date. Amounts outstanding are collateralized by a general security agreement over the Company’s assets and the terms of this agreement restrict the Company’s ability to sell, transfer, or encumber such assets. The Company is also subject to various financial and other covenants under the terms of its credit facility, which, among other things, impose limitations on investments, acquisitions, dispositions, capital expenditures and the incurrence of additional debt. The weighted-average interest rate at December 31, 2016 and 2015 was 5.03% and 3.02%, respectively. Interest is computed using the one-month London Interbank Offered Rate (LIBOR), in addition to an applicable margin between 2.5% and 4.5% (with the applicable margin depending upon the Company’s ratio of the total funded debt to EBITDA, as defined in the credit agreement). Letters of credit outstanding under the credit facility totaled $4.7 million at December 31, 2016 and 2015. All the outstanding borrowings under the credit agreement were repaid on February 16, 2017. See Note 16.

The Company’s water management company formerly known as Red Oak had a subordinated note payable to its former owner for $2.0 million The subordinated note was repaid in July 27, 2015.

Rockwater had a senior unsecured promissory note with the former owner of Neohydro, bearing interest at 0.31%, payable annually. A principal payment of $0.5 million was made on July 1, 2015 and the final installment of $0.5 million was paid on July 29, 2016.

The Company’s completion chemicals company formerly known as Benchmark had a subordinated note to its former owner. The subordinated note was due January 21, 2017, and bore interest at 7.0%, payable quarterly starting March 31, 2011. The fair value of this note at December 31, 2016 was $10.2 million. Per the terms of a Subordination Agreement with the former owner, the Company was not required to pay the scheduled principal payment due on January 21, 2017. The note was repaid on February 16, 2017. See Note 16.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

9. Commitments and Contingencies

Lease Commitments

The Company has operating leases for trucks, trailers, warehouses, office space, manufacturing facilities, and equipment. The Company also has capital leases for trucks, trailers and equipment. The leases generally require the Company to pay certain expenses, including taxes, insurance, maintenance, and utilities. Additionally, the Company has entered into noncancelable leases for certain equipment. The minimum future lease commitments under noncancelable leases in effect at December 31, 2016 are as follows (in thousands):

Year ending December 31:	Operating Leases	Capital Leases	Total
2017	$10,606	$2,028	$12,634
2018	7,716	2,047	9,763
2019	5,289	909	6,198
2020	4,174	129	4,303
2021	1,765	87	1,852
Thereafter	910	—	910
	$30,460	$5,200	$35,660

A majority of the Company’s automobile, truck, and trailer operating leases are cancelable after the first 367 days of the rental term even though the maximum rental term exceeds 367 days. Lease payments beyond the first 367 days of the rental term are not included in the table above because they are cancelable. In the event the Company cancels a lease after the first 367 days of the rental term, there is no penalty to the Company; however, upon the sale of the asset, there is a settlement provision that compares the net resale proceeds against the lessor’s net book value. If the net resale proceeds exceed the net book value, the Company will be reimbursed for the difference. If there is a shortfall between the net resale proceeds and the net book value, the Company is required to pay the deficiency to the lessor.

Total rent expense was $20.2 million and $21.3 million under operating leases for the years ended December 31, 2016 and 2015, respectively.

Letters of Credit and Guarantees

The Company has a $4.7 million standby letter of credit to guarantee the Company fulfills certain workers compensation and auto liability insurance requirements.

Litigation

The Company is subject to a number of lawsuits and claims arising out of the conduct of its business. The ability to predict the ultimate outcome of such matters involves judgments, estimates, and inherent uncertainties. Based on a consideration of all relevant facts and circumstances, including applicable insurance coverage, we do not expect that the ultimate outcome of any currently pending lawsuits or claims against the Company will have a material adverse effect on the consolidated financial position, results of operations, or cash flows; however, there can be no assurance as to the ultimate outcome of these matters.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

9. Commitments and Contingencies (Continued)

We are under investigation by the U.S Attorney’s Office for the Middle District of Pennsylvania and the Environmental Protection Agency. It is alleged that certain employees at some of our facilities altered emissions controls systems on approximately 4% of the vehicles in our fleet in violation of the Clean Air Act. The Company is cooperating with the relevant authorities to resolve the matter. At this time no administrative, civil or criminal charges have been brought against the Company and we cannot estimate the possible fines and penalties that may be levied against the Company.

The Company insures against risks arising from business, to the extent deemed prudent by management and to the extent insurance is available, but no assurance can be given that the nature and amount of that insurance will be sufficient to fully indemnify against liabilities arising out of pending or future legal proceedings or other claims. Some of the Company’s insurance policies contain deductibles or self-insured retentions in amounts we deem prudent and for which the Company is responsible for payment. In determining the amount of policy retentions and/or deductibles, it is the Company’s policy generally to retain those losses that are predictable, measurable, and recurring in nature, such as claims for general liability and workers’ compensation.

Monolyte Litigation and Related Matters

The Company and certain subsidiaries are named defendants in two pending lawsuits arising from a November 2012 fire at a chemical facility owned and operated by Monolyte in Slaughter, Louisiana. The Company previously acquired certain assets from Monolyte in 2011 and purchased products from Monolyte’s Slaughter facility. The lawsuits generally name certain Company subsidiaries, as well as Monolyte, its owner, its primary insurer, and the landowner/lessor of the Monolyte site, as defendants.

The two lawsuits are identical except for the fact that one was filed in East Feliciana Parish on November 18, 2013 and the other was filed in East Baton Rouge Parish on September 24, 2013. The plaintiffs allege that they lived near the Monolyte facility and suffered personal injuries and property damage as a result of emissions from the facility fire which occurred in November, 2012, and subsequent cleanup operations.

The Company has notified its insurer of these claims and is vigorously defending against each such claim. Reef Services Holdings, Inc. has been served but no other defendants have been served. There has been no discovery in the case and a trial date has not yet been set.

At this time, although management is unable to reasonably estimate any potential financial impact associated with this litigation, the Company does not expect it to result in a material adverse effect on the Company’s consolidated financial condition or results of operations.

Contingent Consideration

In 2014, the Company acquired 100% of the equity interests in Neohydro. Neohydro owned certain water treatment intellectual property and technology that supports the Company’s water reuse service line in all markets where it operates. The Company paid aggregate consideration of approximately $0.8 million in cash, a $1.0 million note payable, and certain contingent consideration of up to $2.0 million.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

9. Commitments and Contingencies (Continued)

The aggregate earn-out opportunity of up to $2.0 million for the period from July 1, 2014 through December 31, 2018 (Payout Period) is based on the water reuse service line’s EBITDA during each measurement period within the Payout Period. The seller will receive 18.5% of the positive EBITDA generated by the water reuse service line during the measurement periods, subject to an annual true-up and certain other specified conditions, up to $2.0 million in aggregate. The contingent consideration must be calculated and paid quarterly, and is subject to true-up at the end of the measurement periods. We determined the estimated fair value of the contingent consideration obligation based on a probability-weighted income approach derived from EBITDA estimates and probability assessments with the likelihood of achieving positive EBITDA. As of December 31, 2016 and 2015, the fair value of the contingent consideration was $0.3 million and $0.7 million, respectively, and is included in other long-term liabilities on the accompanying consolidated balance sheets.

10. Shareholders’ Equity

Class A Common Stock

On February 15, 2017, we effected an approximate 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock. As a result of the stock split, as of December 31, 2016, the Company has 250,000,000 authorized shares of $0.01 par value Class A common stock. See Note 1.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

11. Employee Benefit Plans and Share-Based Compensation

Profit Sharing and Retirement Plans

The Company maintains separate employee savings plans for specified eligible employees, such as 401(k) savings plans for U.S. employees and Registered Retirement Savings Plans for Canadian employees. The Company made employer contributions either at their discretion or as a matching percentage, as defined by the respective plan agreements. Such contributions are reported within selling, general, and administrative expense and cost of sales in the accompanying consolidated statements of operations and comprehensive loss. The Company did not make any employer contributions for the year ended December 31, 2016. Total employer contributions for the year ended December 31, 2015 were $2.1 million.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

11. Employee Benefit Plans and Share-Based Compensation (Continued)

Stock Split and Reclassification

On February 15, 2017, we effected an approximate 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock. Shares reserved under the Company’s equity and incentive plans were recast to reflect the stock split. All share and per share data has been retroactively recast to reflect the stock split.

Stock Options

Rockwater Share-Based Compensation Plan

The exercise price of each option is the estimated fair value of the Company’s stock at the date of grant. The Company’s share price used to estimate the fair value of the option at the grant date was based on a combination of income and market approaches, which are highly complex and sensitive. The income approach involves the use of a discounted cash flow method, with the cash flow projections discounted at an appropriate discount rate. The market approach involves the use of comparable public companies market multiples in estimating the fair value of the Company’s stock. Options may be exercised over a ten-year period and generally vest annually in equal increments over three or four years. The Company’s policy for issuing stock upon a stock option exercise is to issue new shares.

The following tables provide additional information related to the Rockwater stock options.

	Number of Shares(1)	Weighted- Average Exercise Price(1)	Remaining Weighted-Average Contractual Life in Years	Intrinsic Value
				(in thousands)
2016 Activity
Beginning balance	608,264	$11.22	8.54	$—
Granted	843,913	6.62
Exercised	—	—
Forfeited	(34,505)	15.87
Total outstanding	1,417,672	8.30	8.99	—
Options exercisable	313,381	12.84	6.38	—

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

11. Employee Benefit Plans and Share-Based Compensation (Continued)

	Number of Shares(1)	Weighted- Average Exercise Price(1)	Remaining Weighted-Average Contractual Life in Years	Intrinsic Value
				(in thousands)
2015 Activity
Beginning balance	353,558	$16.38	7.29	$—
Granted	370,933	7.35
Exercised	—	—
Forfeited	(116,227)	14.55
Total outstanding	608,264	11.22	8.54	—
Options exercisable	185,193	16.22	6.07	—

(1)                   Share amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

Acquired Companies Share-Based Compensation Plans

Stock options related to the Acquired Companies, which were granted prior to the creation of Rockwater, converted into Rockwater options at the Combination on June 1, 2011 and continue to be outstanding and are disclosed below. Since the inception of Rockwater, only Rockwater stock options have been granted.

The exercise price of each option is the estimated fair value of the Company’s stock at the date of grant. Options may be exercised over either a seven or a ten-year period and vest annually in equal increments over three or four years. The Company’s policy for issuing stock upon a stock option exercise is to issue new shares.

The following tables provide additional information related to stock options issued by the Acquired Companies:

	Number of Shares(1)	Weighted- Average Exercise Price(1)	Remaining Weighted-Average Contractual Life in Years	Intrinsic Value
				(in thousands)
2016 Activity
Beginning balance	1,975,414	$10.72	4.91	$—
Granted	—	—
Exercised	—	—
Forfeited	(38,992)	8.08
Total outstanding	1,936,422	10.77	3.91	—
Options exercisable	1,936,422	10.69	3.91	—

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

11. Employee Benefit Plans and Share-Based Compensation (Continued)

	Number of Shares(1)	Weighted- Average Exercise Price(1)	Remaining Weighted-Average Contractual Life in Years	Intrinsic Value
				(in thousands)
2015 Activity
Beginning balance	2,027,997	$10.63	5.85	$1,911
Granted	—	—
Exercised	—	—
Forfeited	(52,583)	7.29
Total outstanding	1,975,414	10.72	4.91	—
Options exercisable	1,964,548	10.64	4.91	—

(1)                   Share amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

Restricted Stock

Restricted stock issued generally vests ratably over a three- or four-year period from the date of grant, depending on the terms of the specific grant. Further information about the restricted stock follows:

	Number of Shares of a Restricted Stock(1)
	2016	2015
Non-vested at the beginning of the year	380,836	362,825
Granted	—	113,331
Vested	(62,934)	(50,603)
Repurchased	—	(9,173)
Forfeited	—	(35,544)
Non-vested at the end of the year	317,902	380,836

(1)                   Share amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

After adjusting for the 9.3415-for-one stock split, the weighted-average grant-date fair value of the restricted stock was $13.66 per share during the year ended December 31, 2015. The total fair value of restricted stock vested during the years ended December 31, 2016 and 2015 was $0.4 million and $0.6 million, respectively.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

11. Employee Benefit Plans and Share-Based Compensation (Continued)

Phantom Stock

After adjusting for the 9.3415-for-one stock split, in connection with an acquisition, 14,012 shares of phantom stock were issued in December 2012 to certain employees of the acquired company. The phantom stock vests ratably over a four-year period from the date of grant, assuming continuing employment by the Phantom Stockholder. Upon vesting, a number of Rockwater common shares will be issued to the employee equal to the number of shares of vested phantom stock. During 2015, all of the remaining shares of phantom stock were forfeited. Further information about the phantom stock follows:

	Number of Shares of Phantom Stock(1)
	2016	2015
Non-vested at the beginning of the year	—	4,428
Vested	—	—
Forfeited	—	(4,428)
Non-vested at the end of the year	—	—

(1)                                 Share amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

Total Share-based Compensation Expense

It is the Company’s policy to recognize compensation expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. For all of the plans combined, the total amount of compensation expense recorded was approximately $2.3 million and $2.2 million for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, the Company expects to record compensation expense of approximately $3.7 million over the remaining vesting term of the restricted stock and options of approximately three years. Future stock option grants will result in additional compensation expense.

12. Warrants

After adjusting for the 9.3415-for-one stock split, pursuant to the Combination agreement entered into on June 1, 2011, 80,664 warrants were issued to purchase shares of the Company’s common stock at an exercise price of $12.88 per share. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $1.86 per warrant, which was recorded as additional paid in capital within the consolidated statement of changes in shareholders’ equity. The warrants are exercisable by the holders at any time until the expiration date. The warrants expired on June 1, 2016. No warrants were exercised.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

13. Restructuring Charges

In 2015, in response to the decline in the commodity price of oil and the contraction of the shale oil activity during 2015, the Company began a comprehensive effort to streamline its operating structure and reduce its fixed operating costs in the Water Management and the Completion & Specialty Chemicals segments. Accordingly, the Company eliminated certain management positions, closed facilities and offices and reduced service line offerings in various regions of the U.S. and Canada. During 2016, in response to the further declines in oil and natural gas commodity prices the Company further reduced the number of employees and closed an additional 26 operating and manufacturing locations, 23 of which were subject to long-term operating lease agreements. During the years ended December 31, 2016 and 2015, the Company recognized $8.2 million and $5.6 million of restructuring charges, respectively, consisting primarily of severance payments to employees, contract termination costs, costs associated with the closure or relocation of facilities and offices and the relocation of property and equipment. The Company continues to evaluate potential changes to its operations and estimates additional restructuring charges of $0.1 million for year ended December 31, 2017.

Restructuring charges consist of the following (in thousands):

	Year Ended December 31,
	2016	2015
Severance expense and related benefit costs	$1,262	$3,539
Exit costs	5,781	1,763
Other	1,126	336
Total restructuring charges	$8,169	$5,638

The changes in the amount of restructuring accrual from January 1, 2014 to December 31, 2016, by segment, are as follows (in thousands):

	Water Management	Completion & Specialty Chemicals	Corporate & Other	Total
Year ended December 31, 2014	—	—	—	—
Restructuring charges	1,093	2,386	2,159	5,638
Payments	(1,093)	(2,270)	(780)	(4,143)
Year ended December 31, 2015	—	116	1,379	1,495
Restructuring charges	6,741	1,071	357	8,169
Payments	(4,134)	(1,116)	(1,076)	(6,326)
Year ended December 31, 2016	2,607	71	660	3,338

During 2016, we recorded $0.3 million and $0.6 million related to severance expense and related benefit for Water Management and Completion & Specialty Chemicals, respectively. During 2015, we recorded $0.8 million and $1.3 million related to severance expense and related benefit for Water Management and Completion & Specialty Chemicals, respectively.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

13. Restructuring Charges (Continued)

During 2016, we recorded $5.3 million and $0.5 million related to exit costs for Water Management and Completion & Specialty Chemicals, respectively. During 2015, we recorded $0.3 million and $0.8 million related to exit costs for Water Management and Completion & Specialty Chemicals, respectively.

The restructuring accrual at December 31, 2016 is recognized within the accrued liabilities and other current liabilities on the accompanying consolidated balance sheets.

14. Loss Per Share

Loss per share is based on the amount of income allocated to the shareholders and the weighted average number of units outstanding during the period. All outstanding common Class A stock warrants and Class A common stock options are not included in the calculation of diluted weighted average units outstanding for the periods presented as the effect is antidilutive.

The following table sets forth the computation of basic and diluted loss per share (dollars in thousands, except share and per share amounts):

	Year ended December 31,
	2016	2015
	(in thousands, except share and per share amount)
Numerator (both basic and diluted)
Net loss available to Class A common stockholders	$(79,878)	$(71,540)
Denominator(1)
Class A common stock	28,911,914	28,247,482
Net loss per share(1)
Basic	(2.76)	(2.53)
Diluted	(2.76)	(2.53)

(1)                                 Share and per share amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

After adjusting for the 9.3415-for-one stock split, the estimated number of shares of potentially convertible Class A common stock options, Class A common stock warrants and restricted Class A common stock shares that have been excluded from the computation of diluted loss per share as the effect would be anti-dilutive was 3,704,735 and 2,964,579 for the years ended December 31, 2016 and 2015, respectively.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

15. Segment Information

Rockwater is an oilfield services company that provides products and services to the water, stimulation, fracturing, fluids, and production needs of our customers throughout the U.S. and Western Canada. The company services are offered through two operating segments. Corporate and other expenses that do not individually meet the criteria for segment reporting are reported separately as Corporate. Both operating segments report directly to our chief operating decision maker (“CODM”). Our CODM assesses performance and allocates resources on the basis of the two reportable segments:

Water Management (WM)—Our Water Management segment seeks to provide comprehensive, cost-effective water management and fracturing solutions for our customers. These services include: water transfer, sourcing and storage through the use of small and large diameter pipe and high-capacity Above Ground Storage Tanks; site and pit surveys; flowback and well testing throughout the completion and early production stages of the well, including real-time monitoring of testing information; water reuse services through self-contained mobile treating units for the onsite conditioning of source, flowback and produced water; water testing; fluids logistics services; consulting services to E&P operators; and production chemicals solutions.

Completion & Specialty Chemicals—Our Completion & Specialty Chemicals segment develops, manufactures and provides a full suite of chemicals utilized in hydraulic fracturing, stimulation, cementing and well completions, including polymer slurries, crosslinkers, friction reducers, buffers, breakers and other chemical technologies, to leading pressure pumping service companies in the United States.

Financial information related to the Company’s financial position as of December 31, 2016 and 2015, by segment, is as follow (in thousands):

	Total assets
	As of December 31,
	2016	2015
Water Management	$390,885	$452,502
Completion & Specialty Chemicals	83,125	77,779
Corporate & Other	2,706	9,505
	$476,716	$539,786

	Total assets
	As of December 31,
	2016	2015
United States	$385,597	$442,827
Canada	91,119	96,959
	$476,716	$539,786

We view Adjusted EBITDA as an important indicator of segment performance. We define Adjusted EBITDA as net income, plus taxes, interest expense, depreciation and amortization, plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on sale of assets or subsidiaries, non-cash compensation expense, bad debt expense, inventory write-downs, foreign currency losses/(gains),

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

15. Segment Information (Continued)

severance expenses, transaction costs, non-cash losses/(gains) on the valuation of contingent obligations and restructuring costs such as facility related exit and disposal costs.

Our CODM uses Adjusted EBITDA as the primary measure of segment reporting performance.

The following table presents a reconciliation of Segment Adjusted EBITDA to income from continuing operations (in thousands):

	Year ended December 31,
	2016	2015
Segment Adjusted EBITDA:
Water Management	$5,271	$23,965
Completion & Specialty Chemicals:	1,701	5,462
Total	6,972	29,427
Corporate & Other	(15,806)	(23,514)
Provision for (benefit from) income taxes	(93)	24,011
Interest Expense	(7,977)	(10,413)
Depreciation and amortization	(51,986)	(61,181)
Impairments of long-lived and intangible assets	(1,008)	(3,615)
Restructuring costs	(6,908)	(2,099)
Restructuring related severance expenses	(1,261)	(3,539)
Bad debt expense	(1,142)	(6,793)
Inventory write downs	(1,060)	(9,897)
Foreign currency gains (losses)	301	(3,349)
Gain on the valuation of contingent obligations	477	760
Non-cash compensation expense	(2,269)	(2,176)
Non-cash gain on sale of subsidiaries and other assets	1,882	838
Net loss	$(79,878)	$(71,540)

The following table sets forth certain financial information with respect to our reportable segments. Included in “Corporate and Other” are intersegment eliminations and cost associated with activities of a general nature (in thousands).

	Water Management	Completion & Specialty Chemicals	Corporate & Other	Total
Year ended December 31, 2016
Revenue from external customers	$224,173	$76,905	$—	$301,078
Inter-segment revenue	8,362	4,369	(12,731)	—
Depreciation and amortization	45,857	4,717	1,412	51,986
Property, plant and equipment	134,559	11,815	1,177	147,551
Capital expenditures (excluding acquisitions)	(6,683)	(343)	(266)	(7,292)

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

15. Segment Information (Continued)

	Water Management	Completion & Specialty Chemicals	Corporate & Other	Total
Year ended December 31, 2015
Revenue from external customers	$369,976	$124,160	$—	$494,136
Inter-segment revenue	2,134	4,047	(6,181)	—
Depreciation and amortization	53,971	4,624	2,586	61,181
Property, plant and equipment	165,637	13,271	2,190	181,098
Capital expenditures (excluding acquisitions)	(7,722)	(2,398)	(443)	(10,563)

	Total Revenues
	Year ended December 31,
	2016	2015
United States	$250,832	$410,064
Canada	50,246	84,072
	$301,078	$494,136

16. Subsequent Events

The Company has evaluated subsequent events for potential recognition and/or disclosure through March 25, 2017, the date these consolidated financial statements were issued. There were no significant subsequent events to disclose other than as set forth below.

Reorganization

On March 9, 2017, the Company completed a private placement of equity for 8,797,500 shares of Class A-1 common stock (the “144A Offering”) at an offering price of $17.00 per share for net proceeds of $136.9 million. In conjunction with the 144A Offering, the Company amended and restated the certificate of incorporation to, among other things, effect a 9.3415-for-one stock split of our common stock, reclassify our common stock into Class A common stock and create the Class A-1 common stock and the Class B common stock.

Registration Rights Agreement

On February 16, 2017, in connection with the 144A Offering, the Company entered into a registration rights agreement with FBR Capital Markets & Co. Under this registration rights agreement, the Company agreed, at its expense, to file with the SEC, no later than June 30, 2017, a shelf registration statement registering for resale the 8,797,500 shares of the Company’s Class A-1 common stock sold in the 144A Offering plus any additional shares of Class A-1 common stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise, and to cause such registration statement to be declared effective by the SEC as soon as practicable but in any event within 180 days after the initial filing of such registration statement. All of the Class A-1 common stock will convert into Class A common stock upon effectiveness of a shelf registration statement for the

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

16. Subsequent Events (Continued)

resale of such shares. Investors in the 144A Offering will be entitled to make sales under such registration statement 60 days following the effective date of an IPO registration statement.

Description of capital stock

Our authorized capital stock consists of 30,000,000 shares of Class A-1 common stock, of which 8,797,500 are issued and outstanding; 250,000,000 shares of Class A common stock, $0.01 par value per share, of which 30,191,890 are issued and outstanding; 120,000,000 shares of Class B common stock, $0.01 par value per share, of which no shares are issued and outstanding; and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The number of shares of Class A common stock outstanding does not include 3,354,094 shares of Class A common stock underlying outstanding options to purchase Class A common stock or any shares of Class A common stock that became reserved for delivery with respect to awards under our Amended and Restated 2017 Long Term Incentive Plan.

Holders of our share Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class A-1 common stock, Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to (i) the selection by holders of our Class A-1 common stock of one new independent directors pursuant to terms of the registration rights agreement, in which case the holders of our Class A-1 common stock shall vote independently and as a separate class without the holders of other classes of our common stock and (ii) the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A-1 common stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class A common stock are entitled to ratably receive dividends (other than Special Stock Dividends) when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock. Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

16. Subsequent Events (Continued)

Class A-1 Common Stock

Holders of shares of our Class A-1 common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders and will also be entitled to the benefit of Special Stock Dividends for such purposes. Holders of shares of our Class A-1 common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class A-1 common stock (on an as-if-converted to Class A common stock basis) are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock. Each share of Class A-1 common stock will be automatically converted into a share of Class A common stock upon the earlier to occur of (i) the end of the Maximum Accrual Period and (ii) the date on which either (A) a resale shelf registration statement is declared effective and the shares of Class A common stock are listed on a national securities exchange or (B) the Form 10 Registration is declared effective and the Class A common stock is listed on a national securities exchange. The shares of Class A-1 common stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A-1 common stock. All outstanding shares of our Class A-1 common stock are fully paid and non-assessable.

Holders of shares of our Class A-1 common stock are entitled to receive Special Stock Dividends that will accrue and be payable only in additional shares of Class A-1 common stock based on the aggregate number of days in the Dividend Accrual Periods, if any. The Special Stock Dividends will be cumulative and will accrue on a daily basis over a maximum period of 1,095 days, which may be non-consecutive (the “Maximum Accrual Period”), in preference to any dividend on shares of Class A common stock at a rate of 7% per annum on the shares of Class A-1 common stock, compounded annually. Other than with respect to the Special Stock Dividend, holders of shares of our Class A-1 common stock and Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Class B Common Stock

Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of our Class B common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon our liquidation or winding up.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

16. Subsequent Events (Continued)

Amended and Restated 2017 Long-Term Incentive Plan

In connection with the 144A Offering, we amended and restated the 2011 Plan, which will be renamed the 2017 Plan. The 2017 Plan is an omnibus equity incentive plan for the employees, consultants and the directors of the Company and its affiliates who perform services for us. All outstanding restricted stock awards and stock option awards granted under the 2011 Plan will continue to be subject to the terms and conditions of the 2011 Plan and applicable award agreements.

The 2017 Plan will provide for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (“incentive options”); (ii) stock options that do not qualify as incentive stock options (“nonstatutory options,” and together with incentive options, “options”); (iii) stock appreciation rights (“SARs”); (iv) restricted stock awards (“restricted stock awards”); (v) performance awards (“performance awards”); (vi) restricted stock units (“restricted stock units” or “RSUs”); (vii) bonus stock (“bonus stock awards”); (viii) dividend equivalents; (ix) other stock-based awards; (x) cash awards; and (xi) substitute awards (referred to collectively herein with the other awards as the “awards”).

The 2017 Plan increased the aggregate maximum number of shares of our Class A common stock reserved for delivery pursuant to awards under the 2011 Plan by a number of shares equal to the sum of (i) 10% of the shares of our common stock outstanding upon the completion of this offering, (ii) 10% of any shares of our Class A common stock sold by the Company in any initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, that occurs following the effective date of the 2017 Plan and (iii) 10% of the number of shares of our capital stock paid as consideration to the seller(s) in connection with any acquisition by the Company that is consummated on or before the first anniversary of the effective date of the 2017 Plan. If an award under the 2017 Plan is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such award will again be available for new awards under the 2017 Plan.

In addition, 40% of the total number of shares of our Class A common stock reserved under the 2017 Plan shall be available for the grant of restricted stock unit awards (which are settled in shares of our Class A common stock) while the total number of shares of our Class A common stock reserved under the 2017 Plan shall be available for the grant of incentive stock options.

Letter of Intent

On January 18, 2017, the Company executed a non-binding Letter of Intent to acquire a company that provides water and fluid management solutions to E&P companies principally in the Mid-Continent, Marcellus/ Utica, Eagle Ford and Permian basins. A majority of the target company’s revenue is derived by providing total water and fluid management solutions. Consideration will consist solely of equity securities, and we will repay the target company’s outstanding indebtedness at closing. The Company’s entry into a definitive agreement is subject to completion of satisfactory accounting, financial and other due diligence.

Credit Facility Amendments

On January 20, 2017, we entered into Agreement and Amendment No. 2 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent,

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

16. Subsequent Events (Continued)

HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of December 2, 2015. The amendment was effected to:

(i)    modify the borrowing base such that availability thereunder is determined using outstandings other than undrawn letters of credit for the remaining life of the facility. At December 31, 2016, we had outstanding undrawn letters of credit of $4.7 million;

(ii)   limit the outstanding loans to no more than $150 million if the interest coverage ratio was not at least 1.50 to 1 as of the end of the most recently reported fiscal quarter;

(iii)  include an exception providing that an audit opinion expressing a “going concern” or like qualification or exception with respect to, or resulting from, a potential inability to satisfy any financial covenant would not be a breach of the credit facility;

(iv)  add a carry-over provision such that any unused amount of the 2016 capital expenditures limitation may be carried over into 2017. The aggregate 2017 limitation was amended to $8 million plus any such carry-over amount;

(v)   amend the equity cure provision to eliminate the condition that there shall be at least two fiscal quarters in a four fiscal quarter period with no cure and reset the number of cures available for the remaining life of the facility to three.

In exchange for the above mentioned amendment terms, the US tranche commitment was reduced by $5 million.

On January 22, 2017, we entered into Agreement and Amendment No. 3 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of January 20, 2017. The amendment was effected to update certain references to our majority owner.

On February 16, 2017, we entered into Agreement and Amendment No. 4 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of January 22, 2017. The amendment was effected to:

(i)             extend the maturity date to April 30, 2019.

(ii)          reduce the U.S. Commitments from $162 million to $95 million.

(iii)       reduce the Canadian Commitments from $7.5 million to $5 million.

(iv)      remove the borrowing base limitations for both the US and Canada lines of credit (but if outstanding loans and letters of credit are 50% or more of the credit facility, the outstandings may not exceed two-thirds of the net book value of accounts receivable, inventory and equipment).

(v)         amend the leverage ratio (as defined in the credit facility) of not more than 3.50 to 1.00 for the fiscal quarters beginning June 30, 2017 but prior to December 31, 2018. This ratio changes to 3.00 to 1.00 on or after December 31, 2018.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

16. Subsequent Events (Continued)

(vi)      amend the interest coverage ratio (as defined in the credit facility) of 2.50 to 1.00 for the fiscal quarters ending March 31, 2017 and June 30, 2017 and 3.00 to 1.00 for each fiscal quarter ending after June 30, 2017.

(vii)   amend the total capital amount of permitted expenditures to not more than $25 million for 2017 and for each year thereafter, if leverage exceeds 3.0x, 75% of consolidated EBITDA for the immediately prior fiscal year.

Concurrent with the closing of the 144A Offering, the Company repaid all debt outstanding under the Amended and Restated Credit Agreement of $100.4 million and the Benchmark subordinated note to its former owner of $10.2 million.

On March 17, 2017, we entered into Agreement and Amendment No. 5 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of February 16, 2017. The amendment was effected to update certain references to the January 18, 2017 letter of intent transaction mentioned previously.